February 11, 2005

In the Matter of
the Securities Legislation
of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Québec, Nova Scotia,
Newfoundland and Labrador and New Brunswick (the Jurisdictions)

and

In the Matter of
the Mutual Reliance Review System for Exemptive Relief Applications

and

In the Matter of DataMirror Corporation (the Filer)

MRRS Decision Document

Background

¶1	The local securities regulatory authority or regulator (the Decision Maker) in each of the Jurisdictions has received an application from the Filer for a decision under the securities legislation of the Jurisdictions (the Legislation) that, in connection with the proposed purchase by the Filer of a portion of its outstanding common shares (Shares) by way of an issuer bid (the Offer), the Filer be exempt from the following requirements in the Legislation (the Requested Relief):

(a)	to take up and pay for Shares on a pro rata basis according to the number of securities deposited by each shareholder,

(b)	to provide disclosure in the issuer bid circular (the Circular) of the proportionate take up and payment, and

(c)	except in Ontario and Québec, to obtain a formal valuation of the Shares (the Valuation Requirement).

Under the Mutual Reliance Review System for Exemptive Relief Applications

(a)	the British Columbia Securities Commission is the principal regulator for this application, and

(b)	this MRRS decision document evidences the decision of each Decision Maker.

Interpretation

¶2	Defined terms contained in National Instrument 14-101 Definitions have the same meaning in this decision unless they are defined in this decision.

Representations

¶3	This decision is based on the following facts presented by the Filer:

1.	the Filer is incorporated under the Business Corporations Act (Ontario) with its head office in Markham, Ontario;

2.	the Filer is authorized to issue an unlimited number of Shares and preference shares, of which 10,772,490 Shares and no preference shares were outstanding as of October 31, 2004;

3.	the Filer is a reporting issuer in all Provinces of Canada and, to its knowledge, is not in default of any requirement of the Legislation;

4.	the Shares trade on the Toronto Stock Exchange under the trading symbol “DMC” and on the NASDAQ National Market under the symbol “DMCX”;

5.	to the knowledge of the Filer and based on publicly available information, the only shareholders that currently hold greater than 10% of the Shares are

(a)	Nigel W. Stokes, Chairman, President and Chief Executive Officer of the Filer, who holds 1,943,813 Shares, representing approximately 18.0% of the outstanding Shares,

(b)	AGF Funds Inc., which holds 1,784,950 Shares, representing approximately 16.6% of the outstanding Shares,

(c)	Stadium Capital Management, LLC, which holds 1,370,297 Shares, representing approximately 12.7% of the outstanding Shares, and

(d)	Natcom Investment Management Inc., which holds 1,537,600 Shares, representing approximately 14.3% of the outstanding Shares;

6.	the Filer intends to acquire up to 2,000,000 Shares under the Offer (the Specified Number of Shares);

7.	the Offer will be made under a modified “Dutch auction” procedure as follows:

(a)	the Filer will offer to purchase up to the Specified Number of Shares;

(b)	the price per Share to be paid to shareholders (the Clearing Price) will be anywhere between a range of two prices determined by the Filer (the Price Range) and specified in the Circular;

(c)	shareholders wishing to tender to the Offer may

(i)	specify the lowest price within the Price Range that they are willing to sell all or a portion of their Shares at (an Auction Tender), or

(ii)	elect to tender their Shares at the Clearing Price determined in accordance with paragraph (d) below (a Purchase Price Tender);

(d)	the Clearing Price will be the lowest price that will enable the Filer to purchase up to the Specified Number of Shares, subject to additional Shares being taken up due to rounding as described in paragraph (f) below, and will be determined based upon the number of Shares tendered under an Auction Tender at each price within the Price Range and tendered under a Purchase Price Tender, with each Purchase Price Tender being considered a tender at the lowest price in the Price Range for the purposes of determining the Clearing Price;

(e)	the aggregate amount that the Filer will pay for Shares tendered to the Offer will not be determined until the Clearing Price is established;

(f)	the Filer will take up and pay for all Shares tendered at or below the Clearing Price at the Clearing Price, calculated to the nearest whole Share so as to avoid the creation of fractional Shares and subject to pro ration as described in paragraph (h) below if the number of Shares tendered at or below the Clearing Price exceeds the Specified Number of Shares;

(g)	all Shares tendered at prices above the Clearing Price will be returned to the appropriate shareholders;

(h)	if the number of Shares tendered at or below the Clearing Price is greater than the Specified Number of Shares, the Filer will purchase Shares tendered at or below the Clearing Price on a pro rata basis, except that

(i)	the Filer intends to first accept Shares deposited by any shareholder who owns fewer than 100 Shares (an Odd Lot), who deposits all of the shareholder’s Shares at or below the Clearing Price, and who checks the Odd Lots box in the Letter of Transmittal relating to the Offer, and

(ii)	the proration will be adjusted without further action by a shareholder in order to avoid creating Odd Lots as a result of proration, by increasing the number of Shares purchased by the Filer from each Shareholder so that Shares returned as a result of proration will only be returned in whole multiples of 100 Shares or, if proration would result in the return of less than 100 Shares, the Filer will purchase all the shareholder’s tendered Shares at the Clearing Price;

(i)	multiple tenders of Shares at or below the Clearing Price by the same shareholder will be aggregated for the purposes of paragraph (h);

(j)	all Shares tendered by shareholders who specify a tender price that falls outside the Price Range will be considered to have been improperly tendered, will be excluded from the determination of the Clearing Price, will not be purchased by the Filer and will be returned to the tendering shareholders;

(k)	all Shares tendered by shareholders who fail to specify any tender price for their tendered Shares and do not indicate that they have tendered their Shares under a Purchase Price Tender will be deemed to have been tendered under a Purchase Price Tender; and

(l)	tendering shareholders who do not specify the number of Shares that they wish to tender will be considered to have tendered all Shares held by the shareholder;

8.	all information regarding the number of Shares tendered and the prices at which the Shares are tendered will be kept confidential until the Offer expires and the Clearing Price has been determined;

9.	since the Offer will be for fewer than all the Shares, if the number of Shares tendered to the Offer at or below the Clearing Price exceeds the Specified Number of Shares, the Legislation would require the Filer

(a)	to take up and pay for deposited Shares proportionately, according to the number of Shares deposited by each shareholder, and

(b)	disclose in the Circular that the Filer will take up Shares tendered proportionately according to the number of Shares tendered by each shareholder to the Offer if the number of Shares tendered to the Offer exceeded the Specified Number of Shares;

10.	the Filer intends to rely upon the exemptions from the Valuation Requirement in subsections 1.2(1)(b) and 3.4(3) of Ontario Securities Commission Rule 61-501 and subsections 1.3(1)(b) and 3.4(3) of Québec Regulation Policy Statement Q-27 (the Liquid Market Exemptions);

11.	the Filer will not rely on the Liquid Market Exemptions in connection with the Offer unless

(a)	the Filer receives an opinion (the Opinion) that there is a liquid market in the Shares at the date the Offer is publicly announced from a qualified and independent company; and

(b)	the Opinion states that it is reasonable to conclude that, following completion of the Offer, there will be a market for beneficial owners of

Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer; and

12.	The Circular will:

(a)	specify that the number of Shares that the Filer intends to purchase under the Offer will be up to the Specified Number of Shares;

(b)	include the Opinion and the disclosure relating to the Opinion that the Filer is required to include to rely on the Liquid Market Exemptions;

(c)	disclose the mechanics for the take up of and payment for, or the return of, Shares as described in representation 7 above;

(d)	explain that, by tendering the Shares at the lowest price in the Price Range, a shareholder can reasonably expect that the Shares tendered will be purchased at the Clearing Price, subject to proration as described above; and

(e)	contain the disclosure prescribed by Legislation for issuer bids, except to the extent exemptive relief is granted by this decision.

Decision

¶4	Each of the Decision Makers is satisfied that the test contained in the Legislation that provides the Decision Maker with the jurisdiction to make the Decision has been met.

The decision of the Decision Makers under the Legislation is that the Requested Relief is granted provided that

(a)	Shares deposited under the Offer and not withdrawn are taken up and paid for, or returned to Shareholders, in the manner described in representation 7, and

(b)	the Filer can rely on the Liquid Market Test and complies with representations 11 and 12.

/s/   Martin Eady, CA
Martin Eady, CA
Director, Corporate Finance
British Columbia Securities Commission